EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

BERKSHIRE HATHAWAY INC.

R ACQUISITION COMPANY, LLC

and

BURLINGTON NORTHERN SANTA FE CORPORATION

November 2, 2009

- i -

(continued)

Page

- ii -

(continued)

Page

- iii -

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 2, 2009, by and among Berkshire Hathaway Inc., a Delaware corporation (“Parent”), R Acquisition Company, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Burlington Northern Santa Fe Corporation, a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of Parent, the sole member of Merger Sub, and the Board of Directors of the Company have approved, and determined that it is advisable and in the best interests of their respective companies and equityholders to consummate, the merger of the Company with and into Merger Sub (the “Merger”), with Merger Sub as the surviving entity in the Merger, upon and subject to the terms and conditions set forth in this Agreement, pursuant to which each share of Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock” and, in the aggregate, the “Shares”) issued and outstanding immediately prior to the Effective Time (as defined in Section 1.2), other than Shares described in Section 2.1(b) and any Dissenting Shares (as defined in Section 2.1), will be converted into the right to receive, at the election of the holders of Company Common Stock and subject to the terms hereof, a portion of a share of Class A Common Stock, $5.00 par value per share, of Parent (“Parent Class A Stock”), or a portion of a share of Class B Common Stock, $0.1667 par value per share, of Parent (“Parent Class B Stock” and, together with the Parent Class A Stock, “Parent Stock”), or cash; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby; and

WHEREAS, for United States Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1            The Merger.  Subject to the terms and conditions of this Agreement and the provisions of the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (a) the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall thereupon cease, (b) Merger Sub shall be the successor or surviving entity in the Merger (the “Surviving Entity”) under the name “Burlington Northern Santa Fe, LLC” and shall continue to be governed by the laws of the State of Delaware, and (c) the separate existence of Merger Sub with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.  After the Effective Time, (x) the certificate of formation of Merger Sub shall be amended as desired by Parent and as so amended shall become the certificate of formation of the Surviving Entity, until thereafter amended, and (y) the operating agreement of Merger Sub shall be amended as desired by Parent and as so amended shall become the operating agreement of the Surviving Entity, until thereafter amended.  The Merger shall have the effects set forth in the DGCL and the DLLCA.

Section 1.2            Effective Time.  Parent, Merger Sub, and the Company shall cause an appropriate Certificate of Merger (the “Certificate of Merger”) to be executed and filed on the Closing Date (as defined in Section 1.3) with the Secretary of State of the State of Delaware (the “Secretary of State”) as provided in the DGCL and DLLCA.  The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State or such later time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the “Effective Time.”

Section 1.3            Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., on a date to be specified by the parties, which shall be as soon as practicable, but in no event later than the fourth business day, after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the “Closing Date”), at, or directed from, the offices of Munger, Tolles & Olson LLP, 355 South Grand Avenue, Los Angeles, California 90071, unless another date or place is agreed to in writing by the parties hereto.

Section 1.4            Officers of the Surviving Entity.  The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Entity until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Entity’s certificate of formation and operating agreement.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1            Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)           Conversion of Company Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares, Dissenting Shares and Company Restricted Shares the vesting of which was not accelerated pursuant to Section 2.5(f) (each as defined below)) shall be converted into and shall thereafter represent the right to receive the following consideration, as adjusted pursuant to Section 2.2 (in the aggregate for all shares of Company Common Stock, the “Merger Consideration”):

(i)           Cash Election Shares.  Each share of Company Common Stock with respect to which an election to receive cash has been made and not revoked or lost (each such share, together with any shares for which such an election is deemed to have been made under clause (iii) below, the “Cash Election Shares”) shall be converted into the right to receive $100.00 in cash without interest (the “Cash Consideration”).

(ii)          Stock Election Shares.  Each share of Company Common Stock with respect to which an election to receive stock has been made and not revoked or lost (each such share, together with any shares for which such an election is deemed to have been made under clause (iii) below, the “Stock Election Shares”) shall be converted into the right to receive the portion of a share of Parent Class A Stock equal to the Class A Exchange Ratio; provided that if after applying this calculation to all Stock Election Shares held by a particular holder, that holder would become entitled to receive a fraction of a share of Parent Class A Stock, in lieu of receiving such fractional share, the holder shall have the right to receive that number of shares of Parent Class B Stock as is equal to a quotient (A) the numerator of which is the product of (x) such fraction multiplied by (y) the Average Parent Class A Stock Price and (B) the denominator of which is the Average Parent Class B Stock Price (such quotient, the “Class B Exchange Ratio”); and provided further that if such holder would then become entitled to receive a fraction of a share of Parent Class B Stock, in lieu of such fractional share, the holder shall have the right to receive a cash payment equal to the product of (x) such fraction and (y) the Average Parent Class B Stock Price (the “Stock Consideration”).

(iii)         No Election Shares.  With respect to each share of Company Common Stock for which no election to receive cash or stock has been made (A) in the event the Average Parent Class A Stock Price is less than $79,777.34, the holder thereof shall be deemed to have made an election to receive cash and such shares shall constitute “Cash Election Shares”, (B) in the event the Average Parent Class A Stock Price is greater than $124,652.09, the holder thereof shall be deemed to have made an election to receive stock and such shares shall constitute “Stock Election Shares” and (C) otherwise, such shares shall be converted into the right to receive the Cash Consideration or Stock Consideration or a combination of both, as provided in Section 2.2 below (each share described in clause (C), a “No Election Share”).

(iv)         Fractional Shares of Company Common Stock.  Any fractional shares of Company Common Stock resulting from the proration calculations in Section 2.2 shall be entitled to a proportionate share of the applicable Merger Consideration.

(b)           Parent or Company Owned Shares.  Each share of Company Common Stock owned by Parent or the Company or their respective direct or indirect wholly owned subsidiaries (“Excluded Shares”), in each case immediately prior to the Effective Time, shall be canceled without any conversion thereof, and no Merger Consideration shall be paid with respect thereto.

(c)           Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the DGCL, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock who have properly exercised appraisal rights with respect thereto (the “Dissenting Shares”) in accordance with Section 262 of the DGCL, shall not be exchangeable for the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under the DGCL.  If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration payable in respect of Shares for which no election to receive cash or stock has been made, without any interest thereon.  Notwithstanding anything to the contrary contained in this Section 2.1(c), if this Agreement is terminated prior to the Effective Time, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease.  The Company shall give Parent (i) prompt notice of any written demands received by the Company for appraisal of Dissenting Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL which are received by the Company relating to such holder’s rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demand for appraisal or offer to settle or settle any such demands.

(d)           Merger Sub Membership Interests.  Each membership interest in Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time as the membership interests of the Surviving Entity in the Merger.

(e)           Adjustments.  If after the date hereof and prior to the Effective Time, (i) the Company pays a dividend in, splits, combines into a smaller number of shares, or issues by reclassification any shares of Company Common Stock (or undertakes any similar act) or (ii) Parent pays a dividend in, splits, combines into a smaller number of shares, or issues by reclassification any shares of Class A Parent Stock or Class B Parent Stock (or undertakes any similar act); then the Merger Consideration, the Stock Consideration, the Cash Consideration, the Class A Exchange Ratio, the Class B Exchange Ratio, the number of shares of Parent Class B Stock obtainable by holders of stock options and restricted stock units pursuant to Section 2.5, and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide to the holders of the Company Common Stock, stock options and restricted stock units the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Merger Consideration, the Stock Consideration, the Cash Consideration, the Class A Exchange Ratio, the Class B Exchange Ratio, the number of shares of Parent Class B Stock obtainable by holders of stock options and restricted stock units pursuant to Section 2.5 or other dependent item, as applicable, subject to further adjustment in accordance with this provision.

(f)            Certificates.  From and after the Effective Time, the Company Common Stock converted into Merger Consideration pursuant to this Section 2.1 shall no longer remain outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate previously representing any such Company Common Stock or shares of Company Common Stock that are in non-certificated book-entry form (either case being referred to herein, to the extent applicable, as a “Certificate”) shall thereafter cease to have any rights with respect to such Company Common Stock except the right to receive (i) the Merger Consideration and (ii) any dividends and other distributions in accordance with Section 2.4(f).

Section 2.2            Proration.  Notwithstanding any provision of this Agreement to the contrary and subject to Section 2.2(d):

(a)           Cash Elections Exceeding the Available Cash Amount.  If the product of the aggregate number of Cash Election Shares and the Cash Consideration (such product being the “Elected Cash Consideration”) exceeds the Available Cash Amount, then:

(i)           all Stock Election Shares and all No Election Shares shall be converted into the right to receive the Stock Consideration; and

(ii)          a portion of the Cash Election Shares of each holder of Company Common Stock (if any) shall be converted into the right to receive the Cash Consideration, with such portion being equal to the product obtained by multiplying (x) the number of such holder’s Cash Election Shares by (y) a fraction, the numerator of which shall be the Available Cash Amount and the denominator of which shall be the Elected Cash Consideration, with the remaining portion of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration.

(b)           Cash Elections Under the Available Cash Amount.  If the Elected Cash Consideration is less than the Available Cash Amount (such difference being the “Shortfall Number”), then:

(i)           all Cash Election Shares shall be converted into the right to receive the Cash Consideration; and

(ii)          all Stock Election Shares and No Election Shares shall be treated in the following manner:  (A) if the Shortfall Number is less than or equal to the product of the aggregate number of No Election Shares and $100 (the “No Election Value”), then (1) all Stock Election Shares shall be converted into the right to receive the Stock Consideration and (2) the No Election Shares of each holder of Company Common Stock (if any) shall be converted into the right to receive the Cash Consideration in respect of that number of No Election Shares equal to the product obtained by multiplying (x) the number of No Election Shares of such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the No Election Value, with the remaining portion of such holder’s No Election Shares (if any) being converted into the right to receive the Stock Consideration; or (B) if the Shortfall Number exceeds the No Election Value, then (1) all No Election Shares shall be converted into the right to receive the Cash Consideration and (2) a portion of the Stock Election Shares of each holder of Company Common Stock (if any) shall be converted into the right to receive the Cash Consideration, with such portion being equal to the product obtained by multiplying (x) the number of Stock Election Shares of such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the No Election Value, and the denominator of which is the product obtained by multiplying the aggregate number of Stock Election Shares by $100.00, with the remaining portion of such holder’s Stock Election Shares being converted into the right to receive the Stock Consideration.

(c)           Cash Elections Equal to the Available Cash Amount.  If the Elected Cash Consideration equals the Available Cash Amount, then:

(i)           all Cash Election Shares shall be converted into the right to receive the Cash Consideration; and

(ii)          all Stock Election and No Election Shares shall be converted into the right to receive the Stock Consideration.

(d)           Cash Limit.  The proration calculations provided for in this Section 2.2, and the calculation provided for in this Section 2.2(d), shall be applied iteratively so that the total amount of cash paid to holders of Company Common Stock on account of the Merger, including cash paid in lieu of fractional shares and cash payable in respect of Dissenting Shares (the  “Cash Limit”), shall be as close as practicable to 60% of the sum of (i) the Cash Limit, (ii) the number of shares of Parent Class A Stock  to be issued in the Merger multiplied by the VWAP of such a share on the trading day that immediately precedes the Closing Date and (iii) the number of shares of Parent Class B Stock to be issued in the Merger multiplied by the VWAP of such a share on the trading day that immediately precedes the Closing Date.  For purposes of the foregoing and Section 2.6(a), (x) cash payable in respect of a Dissenting Share shall be deemed to equal the greater of (i) $100 and (ii) an amount equal to the Class A Exchange Ratio multiplied by the Average Parent Class A Stock Price, and (y) the total amount of Merger Consideration payable to the holders of the No Election Shares and the composition thereof, including the total number of shares of Parent Class A Stock and Parent Class B Stock to be issued to such holders, and the amount of cash to be paid in lieu of fractional shares thereto, shall be deemed to be the amounts thereof that Parent and the Company reasonably estimate on the Closing Date.

Section 2.3            Elections.

(a)           Election Form.  Not less than thirty (30) days prior to the anticipated Effective Time (the “Mailing Date”), an election form in such form as Parent shall specify (the “Election Form”) shall be mailed to each holder of record of shares of Company Common Stock as of five (5) business days prior to the Mailing Date (the “Election Form Record Date”).

(b)           Choice of Election.  Each Election Form shall permit the holder (or the beneficial owner through customary documentation and instructions) to specify (i) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Stock Consideration, (ii) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Cash Consideration or (iii) that such holder makes no election with respect to such holder’s Company Common Stock.  Any Company Common Stock with respect to which the Exchange Agent does not receive a properly completed Election Form during the period (the “Election Period”) from the Mailing Date to 5:00 p.m., New York time, on the second business day prior to the Effective Time (the “Election Deadline”) shall be deemed not to have made an election with respect to such holder’s Company Common Stock.  Parent shall publicly announce the anticipated Election Deadline at least five (5) business days prior to the anticipated Effective Time.  If the Effective Time is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(c)           New Holders.  Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders or beneficial owners of Company Common Stock during the Election Period, and the Company shall provide the Exchange Agent all information reasonably necessary for it to perform its duties as specified herein.

(d)           Revocations; Exchange Agent.  Any election made pursuant to this Section 2.3 shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form during the Election Period.  Any Election Form may be revoked or changed by the person submitting it, by written notice received by the Exchange Agent during the Election Period.  In the event an Election Form is revoked during the Election Period, the shares of Company Common Stock represented by such Election Form shall be deemed to be shares in respect of which no election has been made, except to the extent a subsequent election is properly made during the Election Period.  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.  None of Parent or the Company or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

Section 2.4            Exchange of Certificates.

(a)           Exchange Agent.  Prior to the Mailing Date, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging Certificates for Merger Consideration.  As soon as reasonably practicable after the Effective Time, but in no event more than five (5) business days following the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock as of the Effective Time (and, to the extent commercially practicable, to make available for collection by hand if so elected by such holder of record), whose shares of Company Common Stock were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent) in such form as the Company and Parent may reasonably agree, including instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent in exchange for the Merger Consideration.

(b)           Deposit.  When and as needed, Parent shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of shares of the Company Common Stock, shares of Parent Stock and an amount of cash in U.S. dollars sufficient to be issued and paid pursuant to Section 2.1 and Section 2.2, payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) pursuant to the provisions of this Article II.  Following the Effective Time, Parent agrees to make available to the Exchange Agent, when and as needed, cash in U.S. dollars sufficient to pay any dividends and other distributions pursuant to Section 2.4(f). All cash and book-entry shares representing shares of Parent Stock deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund.”  The Exchange Agent shall, pursuant to irrevocable instructions, deliver the appropriate Merger Consideration out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that no such investment or losses thereon shall affect the Merger Consideration payable to holders of shares of Company Common Stock entitled to receive such consideration or cash in lieu of fractional interests and Parent shall promptly cause to be provided additional funds to the Exchange Agent for the benefit of holders of shares of Company Common Stock entitled to receive such consideration in the amount of any such losses. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent.

(c)           Exchange.  Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate (or effective affidavits of loss in lieu thereof), together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (i) the number of shares of Parent Class A Stock representing, in the aggregate, the whole number of shares of Parent Class A Stock, if any, that such holder has the right to receive, (ii) the number of shares of Parent Class B Stock representing, in the aggregate, the whole number of shares of Parent Class B Stock, if any, that such holder has the right to receive, and/or (iii) a check in the amount, if any, that such holder has the right to receive in cash, including cash payable in lieu of fractional shares and dividends and other distributions payable pursuant to Section 2.4(f) (subject to Section 2.4(g)), pursuant to Section 2.1, Section 2.2 and this Article II.  Following the Effective Time, the Merger Consideration shall be paid as promptly as practicable (by mail or, to the extent commercially practicable, made available for collection by hand if so elected by the surrendering holder of a Certificate) after receipt by the Exchange Agent of the Certificate and letter of transmittal in accordance with the foregoing.  No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates.

(d)           Other Payees.  If any cash payment is to be made to a person other than the person in whose name the applicable surrendered Certificate is registered, it shall be a condition of such payment that the person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a person other than the registered holder of the surrendered Certificate or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a person other than the person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)           No Further Transfers.  After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock.  From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by applicable laws.  If, after the Effective Time, Certificates are presented to the Exchange Agent or Parent, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in this Article II.

(f)           Dividends and Distributions.  No dividends or other distributions with respect to Parent Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section 2.4. Following such surrender, subject to the effect of escheat, Tax or other applicable laws, there shall be paid, without interest, to the record holder of the Parent Stock, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such shares of Parent Class A Stock or Parent Class B Stock, as applicable, with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of Parent Stock, all shares of Parent Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(g)           Withholding Taxes.  Parent, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Merger such amounts as Parent, the Surviving Entity or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign tax law.  To the extent amounts are so withheld by Parent, the Surviving Entity or the Exchange Agent, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the deduction and withholding was made.

(h)           Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of the Company Common Stock represented by such Certificates as contemplated by this Article II.

(i)            Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock one (1) year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his or her shares of Company Common Stock for the Merger Consideration in accordance with this Article II prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder’s shares of Company Common Stock. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Entity or the Company shall be liable to any holder of shares of Company Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property laws. Any Merger Consideration remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority shall, to the extent permitted by applicable laws, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

Section 2.5            Company Option Plans.

(a)           If the Parent Approvals are obtained, the Board of Directors of the Company (or, if appropriate or required, any committee or other entity or person administering the Company Stock Plans (as defined below), as well as any required subset of the Board of Directors) shall adopt such resolutions and take such other actions as may be required to adjust the terms of all outstanding Company Stock Options (as defined below) granted under any of the Company Stock Plans to provide that, at the Effective Time, (I) each Company Stock Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option (an “Adjusted Option”) to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the number of shares of Parent Class B Stock equal to the product of (1) the number of shares of Company Common Stock issuable upon exercise of such Company Stock Option and (2) the Option Exchange Ratio, provided that any fractional shares of Parent Class B Stock resulting from such multiplication shall be rounded down to the nearest share (provided that, notwithstanding the foregoing, the terms of such Adjusted Option shall provide for an appropriate payment, upon exercise thereof, of cash in lieu of any fractional share of Parent Class B Common Stock lost due to such rounding), at a price per share equal to (x) the exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (y) the Option Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent; and provided, further, that the adjustments provided herein with respect to any Company Stock Options, whether or not such Company Stock Options are “incentive stock options” as defined in Section 422 of the Code, shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code and Section 409A of the Code and (II) with respect to the stock options that are deliverable in connection with the exercise of any Adjusted Option that has a “reload” feature, such stock options shall be adjusted in a manner consistent with the foregoing.

(b)           If the Parent Approvals are obtained, the Board of Directors of the Company (or, if appropriate or required, any committee or other entity or person administering the Company Stock Plans, as well as any required subset of the Board of Directors) shall adopt such resolutions and take such other actions as may be required to adjust the terms of all outstanding Company RSUs (as defined below) granted under any of the Company Stock Plans to provide that, at the Effective Time, each Company RSU outstanding immediately prior to the Effective Time (including each Company RSU outstanding under the Senior Management Stock Deferral Plan) shall be deemed to constitute a restricted stock unit (an “Adjusted RSU”) with respect to, on the same terms and conditions as were applicable under such Company RSU (except as otherwise provided on Section 2.5 of the Company Disclosure Letter), the number of shares of Parent Class B Stock equal to the product of (1) the number of shares of Company Common Stock issuable with respect to such Company RSU (including “performance stock” to be issued thereunder) and (2) the Option Exchange Ratio; provided that any fractional shares of Parent Class B Stock resulting from such multiplication shall be rounded down to the nearest share (provided that, notwithstanding the foregoing, the terms of such Adjusted RSU shall provide for an appropriate payment, upon delivery of shares thereunder, of cash in lieu of any fractional share of Parent Class B Common Stock lost due to such rounding) and the adjustments provided herein with respect to any Company RSUs shall be and are intended to be effected in a manner which is consistent with Section 409A of the Code.

(c)           If the Parent Approvals are obtained, and to the extent the actions described in Section 2.5(f) are not taken because of the proviso thereto, the Board of Directors of the Company (or, if appropriate or required, any committee or other entity or person administering the Company Stock Plans, as well as any required subset of the Board of Directors) shall adopt such resolutions and take such other actions as may be required to adjust the terms of all outstanding Company Restricted Shares (as defined below) granted under any of the Company Stock Plans to provide that, at the Effective Time, each award of Company Restricted Shares outstanding immediately prior to the Effective Time shall be deemed to constitute, on the same terms and conditions as were applicable under such award, an award of restricted shares of Parent Class B Stock (“Adjusted Restricted Shares”) covering a number of shares of Parent Class B Stock equal to the product of (1) the number of shares of Company Common Stock underlying such award and (2) the Option Exchange Ratio; provided that any resulting fractional shares of Parent Class B Stock shall be rounded down to the nearest share (provided that, notwithstanding the foregoing, the terms of such award of Adjusted Restricted Shares shall provide for an appropriate payment, promptly following the Effective Time, of cash in lieu of any fractional share of Parent Class B Stock lost due to such rounding) and the adjustments provided herein with respect to any Company Restricted Shares shall be and are intended to be effected in a manner which is consistent with Section 409A of the Code.

(d)           The Board of Directors of the Company (or, if appropriate or required, any committee or other entity or person administering the Company Stock Plans (as defined below)) shall adopt such resolutions and take such other actions as may be required to provide that the 1999 Stock Incentive Plan, the 1996 Stock Incentive Plan, the Non-Employee Directors’ Stock Plan, the Senior Management Stock Deferral Plan and any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock of the Company or any subsidiary (collectively, the “Company Stock Plans”) shall terminate as of the Effective Time, and the Company shall ensure that following the Effective Time no participant in any of the Company Stock Plans shall have any right thereunder to acquire any equity securities of the Company, any subsidiary of the Company or the Surviving Entity.

(e)           If the Parent Approvals are obtained, as soon as practicable following the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form, including with respect to Adjusted Options, Adjusted Restricted Shares or Adjusted RSUs held by persons who, immediately following the Effective Time, are not employees of the Surviving Entity) registering a number of shares of Parent Class B Stock equal to the number of shares subject to the Adjusted Options, Adjusted Restricted Shares and the Adjusted RSUs.  Any such registration statement shall be kept effective (and the prospectus or prospectuses required thereby shall be kept current) as long as any Adjusted Options, Adjusted Restricted Shares or Adjusted RSUs remain outstanding.  If the Parent Approvals are obtained, the Adjusted Options, Adjusted Restricted Shares and Adjusted RSUs shall be obligations of Parent following the Effective Time.  As soon as reasonably practicable after the Effective Time, Parent shall deliver to holders of Adjusted Options, Adjusted Restricted Shares and Adjusted RSUs appropriate notices setting forth the terms of such awards.

(f)           The Board of Directors of the Company (or, if appropriate or required, any committee or other entity or person administering the Company Stock Plans, as well as any required subset of the Board of Directors) shall adopt such resolutions and take such other actions as may be required to cause all Company Restricted Shares to be vested no later than 10 days prior to the Closing Date, provided that no such vesting shall be required to the extent it would result in a breach of any Company Stock Plan or award agreement thereunder or any applicable law or adverse tax consequences to the Company, Parent, Merger Sub or the holder of such Company Restricted Shares.

Section 2.6            Certain Definitions.  As used in this Agreement, the following terms shall have the meanings specified below:

(a)           “Available Cash Amount” means the Cash Limit minus (i) the aggregate amount of cash paid in lieu of fractional Class B Parent Shares in accordance with Section 2.1(a)(ii), and (ii) the amount of cash payable in respect of Dissenting Shares.

(b)           “Average Company Stock Price” means the average VWAP price per share of the Company Common Stock, for the period of ten (10) consecutive trading days ending on the second full trading day prior to the Effective Time.

(c)           “Average Parent Class A Stock Price” means the average VWAP price per share, rounded to four decimals, of the Parent Class A Stock, for the period of ten (10) consecutive trading days ending on the second full trading day prior to the Effective Time.

(d)           “Average Parent Class B Stock Price” means the average VWAP price per share, rounded to four decimals, of the Parent Class B Stock, for the period of ten (10) consecutive trading days ending on the second full trading day prior to the Effective Time, provided that, for purposes of the Option Exchange Ratio, the Average Parent Class B Stock Price shall not be rounded.

(e)           “Class A Exchange Ratio” means: (i) if the Average Parent Class A Stock Price is an amount greater than or equal to $79,777.34 and less than or equal to $124,652.09, the quotient obtained by dividing $100.00 by the Average Parent Class A Stock Price and rounding to nine decimals; (ii) if the Average Parent Class A Stock Price is an amount less than $79,777.34, then 0.001253489; and (iii) if the Average Parent Class A Stock Price is an amount greater than $124,652.09, then 0.000802233.

(f)            “Company Restricted Shares” means shares of Company Common Stock held by employees that are subject to vesting or forfeiture provisions.

(g)           “Company Stock Options” means employee or director stock options to purchase shares of Company Common Stock.

(h)           “Company RSUs” means employee or director restricted stock units with respect to shares of Company Common Stock.

(i)            “Option Exchange Ratio” means the quotient obtained by dividing the Average Company Stock Price by the Average Parent Class B Stock Price.

(j)            “VWAP” per share of Parent Class A Stock, Parent Class B Stock or Company Common Stock, as applicable, on any trading day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by Parent) page “BRK/A.N<Equity> VAP”, “BRK/B.N<Equity> VAP” or “BNI.N<Equity> VAP”, as applicable (or the equivalent successor if such page is not available), in respect of the period from the open of trading on the relevant trading day until the close of trading on such trading day (or if such volume-weighted average price is unavailable, the market price of one share of Parent Class A Stock, Parent Class B Stock or Company Common Stock, as applicable, on such trading day determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with Parent or the Company) retained for this purpose by Parent).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1            Corporate Organization.  Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except (other than with respect to the Company’s due organization, valid existence and good standing) as would not have a Company Material Adverse Effect (as defined below).  Each of the Company and its subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or when aggregated with all other such failures, a Material Adverse Effect (as defined below) on the Company (“Company Material Adverse Effect”).  The copies of the Certificate of Incorporation and Bylaws of the Company (the “Company Charter” and “Company Bylaws”), as most recently filed with the Company’s SEC Documents (as defined below), are true, complete and correct copies of such documents as in effect as of the date of this Agreement.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to the Company, on the one hand, or Parent, on the other hand, a material adverse effect on (i) the ability of the Company, on the one hand, or Parent and Merger Sub, on the other hand, to consummate the Merger, or (ii) the business, results of operations or financial condition of such party and its subsidiaries, taken as a whole, except to the extent such material adverse effect under this clause (ii) results from (A) any changes in general United States or global economic conditions, (B) any changes in conditions generally affecting any of the industries in which such party and its subsidiaries operate, except to the extent such changes in conditions have a disproportionate effect on such party or its subsidiaries, taken as a whole, relative to others in such industries, (C) any decline in the market price of the common stock of such party, (D) regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such conditions have a disproportionate effect on such party and its subsidiaries, taken as a whole, relative to others in the industries in which such party and any of its subsidiaries operate, (E) any failure, in and of itself, by such party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be a Material Adverse Effect), (F) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of such party or any of its subsidiaries with employees, labor unions, customers, suppliers or partners, (G) any change in applicable law, regulation or GAAP (as defined below) (or authoritative interpretations thereof), (H) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent such conditions or events have a disproportionate effect on such party and its subsidiaries, taken as a whole, relative to others in the industries in which such party and any of its subsidiaries operate or (I) any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent such events have a disproportionate effect on such party and its subsidiaries, taken as a whole, relative to others in the industries in which such party and any of its subsidiaries operate.  For purposes of analyzing whether any state of facts, change, development, effect, occurrence or condition has resulted in a Company Material Adverse Effect, Parent and Merger Sub will not be deemed to have knowledge of any state of facts, change, development, effect, occurrence or condition relating to the Company or its subsidiaries unless it is disclosed in the Company’s SEC Documents or the Company Disclosure Letter (as defined below).  As used in this Agreement, the word “subsidiary” when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (ii) that would be required to be consolidated in such party’s financial statements under generally accepted accounting principles as adopted (whether or not yet effective) in the United States.

Section 3.2            Capitalization.

(a)           The authorized capital stock of the Company consists of 600,000,000 shares of Company Common Stock, par value $0.01 per share, 25,000,000 shares of preferred stock, par value $0.01 per share (the “Company $0.01 Par Value Preferred Stock”) and 50,000,000 shares of Class A preferred stock, par value $0.01 per share (the “Company Class A Preferred Stock” and together with the Company $0.01 Par Value Preferred Stock, the “Company Preferred Stock”).  As of November 1, 2009, there were (i) 340,522,033 shares of Company Common Stock (including 833 Company Restricted Shares granted under the Company Stock Plans) and no shares of Company Preferred Stock issued and outstanding, (ii) 53,900,000 shares of Company Common Stock reserved for issuance pursuant to the Company Stock Plans, including (A) 10,746,515 shares of Company Common Stock issuable upon the exercise of outstanding Company Stock Options (whether or not presently exercisable) (of which 294,561 shares are issuable under Company Stock Options that have a “reload” feature) and (B) 1,649,460 shares of Company Common Stock issuable upon vesting of outstanding Company RSUs, assuming target performance with respect to performance-based Company RSUs, and 674,535 additional shares of Company Common Stock designated as “performance stock” issuable assuming performance greater than target is achieved with respect to such performance-based Company RSUs, and (C) 472,519 share units credited to the accounts of employees under the Senior Management Stock Deferral Plan and (iii) 202,643,194 shares of Company Common Stock are owned by the Company as treasury stock.  Except as set forth above, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of Company Stock have been, and any shares of Company Common Stock issued upon the exercise of Company Stock Options or the vesting of Company RSUs will be, duly authorized and validly issued and are or will be fully paid, nonassessable and free of preemptive rights.  Except as set forth above or in Section 3.2(a) of the Company’s letter relating to disclosure delivered to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”), and except with respect to obligations under the Company’s Investment and Retirement Plan, as of the date hereof, there are not, and (except as permitted in connection with Section 5.1(a)) as of the Effective Time there will not be, any outstanding securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which the Company or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries is bound, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any subsidiary of the Company or obligating the Company or any subsidiary of the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, or obligating the Company to make any payment based on or resulting from the value or price of the Company Common Stock or of any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking.  Except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (i) the payment of the exercise price of Company Stock Options with Company Common Stock (including in connection with “net” exercises), (ii) required tax withholding in connection with the exercise of Company Stock Options and vesting of Company RSUs and Company Restricted Shares and (iii) forfeitures of Company Stock Options, Company RSUs and Company Restricted Shares, there are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries, other than pursuant to the Company Benefit Plans.

(b)           Except as set forth in Section 3.2(b) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its subsidiaries (excluding subsidiaries that are not, in the aggregate, material to the Company), free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

Section 3.3            Authority.

(a)           The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the affirmative vote in favor of adopting this Agreement and approving the Merger of (i) the holders of a majority of the outstanding shares of Company Common Stock, and (ii) the holders of sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Company Common Stock (excluding Parent and any associate or affiliate (as such terms are defined in Section 203 of the DGCL) of Parent) (collectively, the “Company Stockholder Approvals”).  The Company Stockholder Approvals are the only votes of the holders of any class or series of the Company’s securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.  The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors (including the Board of Directors having made the determination pursuant to Article Sixth, Section II(b) of the Company Charter with respect to the execution and delivery by the Company of this Agreement) and, except for obtaining the Company Stockholder Approvals, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the other parties thereto, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

(b)           The Board of Directors of the Company has approved and taken all corporate action required to be taken by the Board of Directors for the consummation by the Company of the transactions contemplated by this Agreement.

Section 3.4            Consents and Approvals; No Violations.

(a)           Except for (i) the consents and approvals set forth in Section 3.4(a) of the Company Disclosure Letter, (ii) the filing with the SEC of the preliminary proxy statement, the Proxy Statement and the Form S-4, (iii) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL and the DLLCA, (iv) the Company Stockholder Approvals and (v) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (A) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (B) the Securities Act (as defined below), (C) the rules and regulations of the New York Stock Exchange, and (D) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any foreign antitrust or competition laws, no consents or approvals of, or filings, declarations or registrations with, any federal, state or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign (each a “Governmental Entity”), are necessary for the consummation by the Company of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Except as set forth in Section 3.4(b) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter or Company Bylaws or any of the similar organizational documents of any of its subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4(a) and the Company Stockholder Approvals are duly obtained in accordance with the DGCL, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Lien creations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.5            SEC Documents; Undisclosed Liabilities.  The Company and each of its subsidiaries that is required to file any registration statement, prospectus, report, schedule, form, statement or other document with the SEC, has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC (collectively, and in each case including all exhibits, schedules and amendments thereto and documents incorporated by reference therein, the “SEC Documents”) since December 31, 2008.  Except as disclosed in Section 3.5 of the Company Disclosure Letter, as of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of the Company included in the SEC Documents (the “SEC Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).  Since December 31, 2008, neither the Company nor any of its subsidiaries, has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP except (i) as and to the extent set forth on the audited balance sheet of the Company and its subsidiaries as of December 31, 2008 (including the notes thereto) included in the SEC Documents, (ii) as incurred in connection with the transactions contemplated by this Agreement, (iii) as incurred after December 31, 2008 in the ordinary course of business and consistent with past practice, (iv) as described in the SEC Documents filed since December 31, 2008 (such SEC Documents, excluding any exhibits thereto or documents incorporated by reference therein, the “Recent SEC Documents”), or (v) as would not, individually or in the aggregate, have a Company Material Adverse Effect.  If, at any time from the date hereof and until the Effective Time, the Company shall obtain knowledge of any material facts that would require supplementing or amending any of the foregoing documents in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable laws, such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company.  The management of the Company has (i) designed disclosure controls and procedures, or caused such disclosure controls to be designed under its supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the management of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation of internal controls over financial reporting, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 3.6            Broker’s Fees.  Except for the Financial Advisors’ fees set forth in Section 3.6 of the Company Disclosure Letter, neither the Company nor any subsidiary of the Company nor any of their respective officers or directors on behalf of the Company or such subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated hereby.

Section 3.7            Absence of Certain Changes or Events.  Except as set forth in the Recent SEC Documents filed prior to the date hereof, since December 31, 2008, the Company and its subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any event that, individually or in the aggregate, has had or would reasonably be expected to have in the future a Company Material Adverse Effect.  Except as set forth in Section 3.7 of the Company Disclosure Letter or in the Recent SEC Documents, since December 31, 2008 through the date of this Agreement, neither the Company nor any of its subsidiaries has taken any action that would have constituted a breach of Section 5.1(a) hereof, had the covenants therein applied since December 31, 2008.

Section 3.8            Legal Proceedings.

(a)           Except as set forth in the Recent SEC Documents, there is no action, suit or proceeding, claim, arbitration or investigation pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries is a party to any action, suit or proceeding, arbitration or investigation, in each case which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(b)           Except as disclosed in the Recent SEC Documents, there is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its subsidiaries or the assets of the Company or any of its subsidiaries which, individually or when aggregated with all other such injunctions, orders, judgments, decrees and restrictions, would reasonably be expected to have a Company Material Adverse Effect.

Section 3.9            Compliance with Applicable Law.  Except as disclosed in the Recent SEC Documents, (a) the Company and each of its subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as presently conducted and are in compliance with the terms thereof, except where the failure to hold such license, franchise, permit or authorization or such noncompliance would not, individually or when aggregated with all other such failures or noncompliance, reasonably be expected to have a Company Material Adverse Effect, and (b) neither the Company nor any of its subsidiaries knows of, or has received notice of, any material violations of any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its subsidiaries, which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 3.10          Company Information.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Stock in the Merger (the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date it or any amendment or supplement is mailed to holders of the shares of Company Common Stock and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company to such portions thereof that relate expressly to Parent, Merger Sub or any of their subsidiaries or to statements made therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein).  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 3.11          Employee Matters.

(a)           Each material employment, severance, bonus, change-in-control, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, phantom stock, performance unit, pension, retirement, deferred compensation, welfare or other employee benefit agreement, trust fund or other arrangement and any union, guild or collective bargaining agreement maintained or contributed to or required to be contributed to by the Company or any of its ERISA Affiliates (as defined below), for the benefit or welfare of any director, officer, employee or former employee of the Company or any of its ERISA Affiliates (such plans and arrangements being collectively the “Company Benefit Plans”) is in material compliance with all applicable laws including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code except where such noncompliance would not reasonably be expected to have a Company Material Adverse Effect.  The Internal Revenue Service has determined that each Company Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code is so qualified as to form and the Company is aware of no event occurring after the date of such determination that would adversely affect such determination, except for any such events that would not reasonably be expected to have a Company Material Adverse Effect.  No condition exists that is reasonably likely to subject the Company or any of its subsidiaries to any direct or indirect liability under Title IV of ERISA or to a civil penalty under Section 502(j) of ERISA or liability under Section 4069 of ERISA or Section 4975, 4976, or 4980B of the Code or other liability with respect to the Company Benefit Plans, in each case that would reasonably be expected to have a Company Material Adverse Effect and that is not reflected on the latest balance sheet of the Company included in the Recent SEC Documents.  There are no pending or to the Company’s knowledge, threatened, claims (other than routine claims for benefits or immaterial claims) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto except where such claims would not reasonably be expected to have a Company Material Adverse Effect.  “ERISA Affiliate” means, with respect to any person, any trade or business, whether or not incorporated, that together with such person would be deemed a “single employer” within the meaning of Section 4001(a)(15) of ERISA.

(b)           Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (i) unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries, or (ii) lockout, strike, slowdown, work stoppage or, to the knowledge of the Company, threat thereof by or with respect to any employees of the Company or any of its subsidiaries.

(c)           Except as disclosed in Section 3.11(c) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any subsidiary of the Company or ERISA Affiliate of the Company to any severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

Section 3.12          Environmental Matters.  Except as set forth in the Recent SEC Documents, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, required environmental remediation activities or, to the knowledge of the Company, governmental investigations of any nature seeking to impose, or that reasonably would be expected to result in the imposition, on the Company or any of its subsidiaries of any liability or obligations arising under common law standards relating to environmental protection, human health or safety, or under any local, state, federal, national or supernational environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, “Environmental Laws”), pending or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries, which liability or obligation would have or would reasonably be expected to have a Company Material Adverse Effect.  To the knowledge of the Company, during or prior to the period of (i) its or any of its subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its subsidiaries’ participation in the management of any property, or (iii) its or any of its subsidiaries’ holding of a security interest or other interest in any property, there was no release or threatened release of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Company Material Adverse Effect.  Except as set forth in the Recent SEC Documents, neither the Company nor any of its subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligations pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.13          Takeover Statutes.  Except as set forth in Section 3.13 of the Company Disclosure Letter, the Company has taken all actions necessary such that no restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other similar anti-takeover statute or regulation (each a “Takeover Statute”) or restrictive provision of any applicable anti-takeover provision in the governing documents of the Company is, or at the Effective Time will be, applicable to the Company, Parent, Merger Sub, the shares of Company Common Stock (including shares of Company Common Stock acquired in the Merger), the Merger or any other transaction contemplated by this Agreement.

Section 3.14          Properties.  Except (a) as disclosed in Section 3.14 of the Company Disclosure Letter, (b) as disclosed in the Recent SEC Documents or in the notes to the latest audited financial statements included in the SEC Documents and (c) for any of the following which would not have a Company Material Adverse Effect, each of the Company and its subsidiaries (i) has good and valid title to all the properties and assets reflected on the latest audited balance sheet included in the SEC Documents as being owned by the Company or one of its subsidiaries or acquired after the date thereof which are, individually or in the aggregate, material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of (A) all Liens except (1) statutory liens securing payments not yet due, (2) reversionary obligations in respect of real estate granted to the Company or any of its subsidiaries by Governmental Entities and (3) such imperfections or irregularities of title or other Liens (other than real property mortgages or deeds of trust) as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (B) all real property mortgages and deeds of trust except such secured indebtedness as is properly reflected in the latest audited balance sheet included in the SEC Documents, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to the knowledge of the Company, the lessor.

Section 3.15          Tax Returns and Tax Payments.  Except as disclosed in Section 3.15 of the Company Disclosure Letter, (a) the Company and its subsidiaries have timely filed (or, as to subsidiaries, the Company has filed on behalf of such subsidiaries) all material Tax Returns (as defined below) required to be filed by it, (b) the Company and its subsidiaries have paid (or, as to subsidiaries, the Company has paid on behalf of such subsidiaries) all Taxes (as defined below) shown to be due on such Tax Returns or has provided (or, as to subsidiaries, the Company has made provision on behalf of such subsidiaries) reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns, (c) neither the Company nor any of its subsidiaries has granted any request that remains in effect for waivers of the time to assess any Taxes, (d) no claim for unpaid Taxes has been asserted against the Company or any of its subsidiaries in writing by a Tax authority which, if resolved in a manner unfavorable to the Company or any of its subsidiaries, as the case may be, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (e) there are no Liens for Taxes upon the assets of the Company or any subsidiary, except for Liens for Taxes not yet due and payable or for Taxes that are being disputed in good faith by appropriate proceedings and with respect to which adequate reserves have been taken, (f) no audit of any material Tax Return of the Company or any of its subsidiaries is being conducted by a Tax authority and (g) neither the Company nor any of its subsidiaries has any liability for Taxes of any person (other than the Company and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law).  As used herein, “Taxes” shall mean all taxes of any kind, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.  As used herein, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.  As used herein, “Code” shall mean the Code and the Treasury Regulations promulgated thereunder.

Section 3.16          Identified Agreements.  Other than the contracts or agreements of the Company included as exhibits to the SEC Documents, the Company Benefit Plans and contracts or agreements between the Company and its subsidiaries or between subsidiaries of the Company, Section 3.16 of the Company Disclosure Letter lists each of the contracts and agreements to which the Company or any of its subsidiaries is a party as of the date hereof, which are (a) material contracts or agreements between the Company and any of its affiliates (other than ordinary course of business contracts or agreements), (b) contracts or arrangements between the Company or any of its subsidiaries, on the one hand, and any executive officer or director of the Company or any of its affiliates or associates (as defined in the Exchange Act), on the other hand, or (c) stockholder, voting trust or similar contracts or agreements relating to the voting of Company Common Stock or other equity interests of the Company or any of its subsidiaries.

Section 3.17          Board Recommendation.  The Board of Directors of the Company, at a meeting duly called and held, has (A) unanimously approved this Agreement (including all terms and conditions set forth herein) and the transactions contemplated hereby, including the Merger, (B) determined that the Merger is advisable and that the terms of the Merger are fair to, and in the best interests of, the Company’s stockholders, and (C) subject to Section 5.2, resolved to recommend that the Company’s stockholders approve and adopt this Agreement and the Merger.

Section 3.18          Opinions of Financial Advisors.  The Financial Advisors have delivered to the Company’s Board of Directors their opinions (in writing or to be confirmed in writing), dated the date hereof, to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth therein, the Stock Consideration and the Cash Consideration to be paid to the holders of the Shares, taken in the aggregate, pursuant to the Agreement is fair to such holders from a financial point of view.

Section 3.19          Certain Additional Representations.  The Company has consulted Cravath, Swaine & Moore LLP, counsel to the Company, and believes that it will be able to give representations reasonably necessary for tax counsel to Parent and tax counsel to the Company to be able to render the opinions referred to in Sections 6.2(d) and 6.3(c).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1            Corporate Organization.  Parent is a corporation and Merger Sub is a limited liability company, and each is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate or limited liability company power and authority, as applicable, to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except for such failure regarding corporate or limited liability company power and authority as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2            Authority.  Each of Parent and Merger Sub has all necessary corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Parent of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by its Boards of Directors.  The execution, delivery and performance by Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by National Indemnity Company, a Nebraska corporation and an indirect wholly owned subsidiary of Parent and the sole member of Merger Sub.  No other corporate or limited liability company action, as applicable, on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by them of the Merger.  All corporate or limited liability company actions, as applicable required to be taken by the Boards of Directors of Parent and the sole member of Merger Sub to approve the holding of a special meeting of stockholders of Parent and the filing of a preliminary proxy statement with respect to, and the recommendation to the stockholders of Parent to vote in favor of, the Parent Class B Stock Authorization and the Parent Class B Stock Split have been taken.  The approval of the holders of a majority of the outstanding shares of Parent Stock, and the approval of the holders of a majority of the outstanding shares of Parent Class B Stock, voting as a separate class, are the only votes of the holders of any class or series of the securities of Parent and its subsidiaries necessary to approve the Parent Class B Stock Authorization and the Parent Class B Stock Split.  Subject to obtaining such approvals, the approval of the holders of a majority of the outstanding shares of Parent Stock is the only vote of the holders of any class or series of the securities of Parent and its subsidiaries necessary to approve the Parent Equity Plan.  This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally or (b) general principles of equity.

Section 4.3            Capitalization.   The authorized capital stock of Parent consists of 1,650,000 shares of Parent Class A Stock, 55,000,000 shares of Parent Class B Stock, and 1,000,000 shares of preferred stock, no par value per share (“Parent Preferred Stock”).  As of October 29, 2009, there were (i) 1,056,884 shares of Parent Class A Stock, 14,845,356 shares of Parent Class B Stock, and no shares of Parent Preferred Stock issued and outstanding and (ii) less than 1,100 shares of Parent Class B Stock issuable upon the exercise of outstanding stock options or vesting of restricted share units to acquire shares of Parent Class B Stock (whether or not presently exercisable) (“Parent Stock Options”).  Except as set forth above, and for shares of Parent Class B Stock reserved for issuance upon conversion of Parent Class A Stock or under Parent equity plans, no shares of capital stock or other equity securities of Parent are issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of Parent Stock have been, and any shares of Parent Stock issued upon the exercise of options to acquire Parent Stock will be, duly authorized and validly issued and are or will be fully paid, nonassessable and free of preemptive rights.  Except as set forth above or in Section 4.3 of Parent’s letter relating to disclosure delivered to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Letter”), as of the date hereof, there are not, and as of the Effective Time there will not be, any outstanding securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which Parent is a party, or by which Parent is bound, obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, or obligating Parent to make any payment based on or resulting from the value or price of the Parent Stock or of any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking.

Section 4.4            Consents and Approvals; No Violation.

(a)           Except for (i) the filing with the SEC of the preliminary proxy statement, the Proxy Statement, and the Form S-4, (ii) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL and the DLLCA, and (iii) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, or the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Parent and Merger Sub of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”).

(b)           Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Restated Certificate of Incorporation or Bylaws of Parent or the certificate of formation or operating agreement of Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4(a) are obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Merger Sub or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Merger Sub is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Lien creations which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5            SEC Documents; Undisclosed Liabilities.  Parent and each of its subsidiaries that is required to file any registration statement, prospectus, report, schedule, form, statement or other document with the SEC, has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC (collectively, and in each case including all exhibits, schedules and amendments thereto and documents incorporated by reference therein, the “Parent SEC Documents”) since December 31, 2008.  As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of Parent included in the Parent SEC Documents (the “Parent SEC Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).  Since December 31, 2008, neither Parent nor any of its subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required, if known, to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP except (i) as and to the extent set forth on the audited balance sheet of Parent and its subsidiaries as of December 31, 2008 (including the notes thereto) included in the Parent SEC Documents, (ii) as incurred in connection with the transactions contemplated by this Agreement, (iii) as incurred after December 31, 2008 in the ordinary course of business and consistent with past practice, (iv) as described in the Parent SEC Documents filed since December 31, 2008 (such SEC Documents, excluding any exhibits thereto or documents incorporated by reference therein, the “Parent Recent SEC Documents”), or (v) as would not, individually or in the aggregate, have a Parent Material Adverse Effect.  If, at any time prior to the Effective Time, Parent shall obtain knowledge of any material facts that would require supplementing or amending any of the foregoing documents in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable laws, such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Parent.

Section 4.6            Absence of Certain Changes or Events.  Except as set forth in the Parent Recent SEC Documents filed prior to the date hereof, since December 31, 2008, Parent has conducted its businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any event that, individually or in the aggregate, has had or would reasonably be expected to have in the future a Parent Material Adverse Effect.

Section 4.7            Broker’s Fees.  Neither Parent nor any of its officers or directors, nor Merger Sub nor any of its officers, on behalf of Parent or Merger Sub, has employed any financial advisor, broker or finder in a manner that would result in any liability of the Company for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated hereby or that would result in any reduction of the consideration payable to the stockholders of the Company.

Section 4.8            Merger Sub’s Operation.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.  All of the issued and outstanding membership interests of Merger Sub have been validly issued, are fully paid and nonassessable and are owned as of the date hereof, and will be owned, as of the Closing Date, either directly or indirectly, by Parent, free and clear of any Liens.

Section 4.9            Parent or Merger Sub Information.  None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date it or any amendment or supplement is mailed to holders of the shares of Company Common Stock and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Form S-4.

Section 4.10          Financing.  Parent and Merger Sub collectively have and will have at the Effective Time sufficient funds to pay the cash portion of the Merger Consideration for all outstanding shares of Company Common Stock converted into cash pursuant to the Merger, to perform Parent’s and Merger Sub’s obligations under this Agreement and to pay all fees and expenses related to the transactions contemplated by this Agreement payable by them.

Section 4.11          Stock Ownership.  As of the date hereof, except as disclosed in Parent’s filings with the SEC, neither Parent nor any of its subsidiaries beneficially owns any shares of Company Common Stock.  Prior to the date of this Agreement, Parent has represented to the Company that the fair market value of the Merger Consideration per share of Company Common Stock is greater than the consideration per share of Company Common Stock (including brokerage commissions and soliciting dealer’s fees) paid by Parent or any of its subsidiaries in acquiring any shares of Company Common Stock, whether before or after Parent became an “Interested Stockholder” as defined in the Article Sixth of the Company Charter.

Section 4.12          Certain Additional Representations.  Parent has consulted Munger, Tolles & Olson, LLP, counsel to Parent, and believes that it will be able to give representations reasonably necessary for tax counsel to Parent and tax counsel to the Company to be able to render the opinions referred to in Sections 6.2(d) and 6.3(c).

ARTICLE V

COVENANTS

Section 5.1            Conduct of Businesses Prior to the Effective Time.  Except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, unless Parent otherwise agrees in writing, the Company shall, and shall cause its subsidiaries to, in all material respects, conduct its business in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to maintain and preserve intact its business organization and the good will of those having business relationships with it and retain the services of its present officers and key employees.  Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Company Disclosure Letter, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Parent in each instance (such consent, solely in the case of clauses (b), (c) and (d) below, not to be unreasonably withheld or delayed):

(a)           (i) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, option, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its subsidiaries, or (B) any other securities in respect of, in lieu of, or in substitution for, any shares of capital stock or options of the Company or any of its subsidiaries outstanding on the date hereof, other than, in the case of clauses (A) and (B), the issuance of shares of Company Common Stock pursuant to the exercise of Company Stock Options or rights under the Company’s Employee Stock Purchase Program (the “ESPP”) or the Company’s Discounted Stock Purchase Program (the “DSPP”) or the vesting of Company RSUs, in each case outstanding as of the date hereof, the issuance of Company Stock Options (and the issuance of shares of Company Common Stock pursuant to the exercise of such Company Stock Options) pursuant to the exercise of Company Stock Options outstanding as of the date hereof with a “reload” feature, the issuance of rights under the ESPP and the DSPP in the ordinary course of business consistent with past practice (and the issuance of shares of Company Common Stock pursuant to the exercise of such rights) and the issuance of shares of Company Common Stock pursuant to the Company’s Investment and Retirement Plan; (ii) accelerate the vesting of any Company Stock Options, Company RSUs or Company Restricted Shares, except as may be required pursuant to the terms of such Company Stock Options, Company RSUs or Company Restricted Shares as in effect on the date hereof; (iii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of the outstanding shares of capital stock of the Company or any of its subsidiaries (other than pursuant to the Company Benefit Plans); or (iv) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution, in respect of any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such, other than the Company’s ordinary course quarterly dividends to holders of Company Common Stock in a per share amount no greater than the Company’s most recently declared dividend; provided, however, that the Company may accelerate its usual quarterly dividend record and payment dates with respect to the first quarter of 2010 if necessary to ensure that the portion of the per share dividend for such quarter equal to the First Quarter Dividend Payment is paid on the Closing Date (with the “First Quarter Dividend Payment” defined as the product of (1) the number of calendar days between (and including) December 15, 2009 and the Closing Date, and (2) $0.0044);

(b)           other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person other than the Company or its direct or indirect wholly owned subsidiaries, except pursuant to contracts or agreements in force at the date of this Agreement;

(c)           sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets with a minimum value in excess of $100,000,000 to any individual, corporation or other entity other than a direct or indirect wholly owned subsidiary of the Company, or cancel, release or assign to any such person any indebtedness in excess of $100,000,000 or any claims related thereto, in each case that is material to the Company and its subsidiaries, taken as a whole, except (i) in the ordinary course of business consistent with past practice, or (ii) pursuant to contracts or agreements in force at the date of this Agreement;

(d)           other than in the ordinary course of business consistent with past practice, make any material acquisition or investment in a business either by purchase of stock or securities, merger or consolidation, contributions to capital, loans, advances, property transfers, or purchases of any property or assets of any other individual, corporation or other entity other than a direct or indirect wholly owned subsidiary of the Company, except pursuant to contracts or agreements in force at the date of this Agreement;

(e)           increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any Company Benefit Plans, for or in respect of, any stockholder, officer, director, other employee, agent, consultant or affiliate other than (i) as required pursuant to the terms of agreements or Company Benefit Plans, in each case in effect on the date of this Agreement, and (ii) increases in salaries, wages and benefits of employees who are not directors or executive officers of the Company made in the ordinary course of business and in a manner consistent with past practice;

(f)            amend its charter, bylaws, or similar organizational documents; or

(g)           make any commitment to take any of the actions prohibited by this Section 5.1.

Section 5.2            No Solicitation.

(a)           The Company shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined) and shall seek to have returned to the Company any confidential information that has been provided in any such discussions or negotiations.  From the date hereof, the Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any affiliate, investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, following the receipt of a Superior Proposal (as hereinafter defined) or a proposal which is reasonably expected to lead to a Superior Proposal that in either case was unsolicited and made after the date hereof in circumstances not otherwise involving a breach of this Agreement, the Board of Directors of the Company determines in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that a failure to do so would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable law, the Company may, in response to such Takeover Proposal and subject to compliance with Section 5.2(c), (A) request information from the party making such Takeover Proposal for the sole purpose of the Board of Directors of the Company informing itself about the Takeover Proposal that has been made and the party that made it, (B) furnish information with respect to the Company to the party making such Takeover Proposal pursuant to a customary confidentiality agreement, provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Parent of all such nonpublic information delivered to such person concurrently with its delivery to the requesting party, and (C) participate in negotiations with such party regarding such Takeover Proposal.  It is agreed that any violation of the restrictions set forth in the preceding sentence by any executive officer, director or investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.2(a) by the Company.  The Company agrees not to waive or fail to enforce any provision of any confidentiality or standstill agreement to which it is a party relating to a potential or actual Takeover Proposal.

(b)           Except as expressly permitted in this Section 5.2(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval, determination of advisability, or recommendation by such Board of Directors or such committee of this Agreement, the Merger, and the other transactions contemplated hereby, (ii) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Takeover Proposal (other than a customary confidentiality agreement referred to in clause (B) of the proviso to Section 5.2(a)).  Notwithstanding the foregoing, in the event that the Board of Directors of the Company determines in good faith, in response to a Superior Proposal that was unsolicited and made after the date hereof in circumstances not otherwise involving a breach of this Agreement, after considering applicable provisions of state law and after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law, the Board of Directors of the Company may (subject to compliance with this sentence and to compliance with Sections 5.2(a) and 5.2(c)) (x) withdraw or modify its approval, determination of advisability, or recommendation of this Agreement, the Merger, and the other transactions contemplated hereby or (y) approve, determine to be advisable, or recommend a Superior Proposal, or (z) cause the Company to enter into an Acquisition Agreement, provided, however, that any actions described in clause (x), (y) or (z) may be taken only at a time that is after the second business day following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and providing notice of the determination of the Board of Directors of the Company of what actions described in clause (x), (y) or (z) the Board of Directors of the Company has determined to take, and further provided, that the action described in clause (z) may be taken only upon compliance by the Company with Section 7.1(c)(ii) and Section 7.3.  In addition, and notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company may at any time (other than in connection with a Takeover Proposal) withdraw or modify its approval, determination of advisability, or recommendation of this Agreement, the Merger, and the other transactions contemplated hereby in the event it determines in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that any such withdrawal or modification of its approval, determination of advisability or recommendation is required in order for the Company’s Board of Directors to comply with its fiduciary duties to the Company’s stockholders under applicable law, provided that the Company has provided to Parent five (5) business days’ prior written notice advising Parent that it intends to take such action and specifying, in reasonable detail, the reasons for such action.

(c)           In addition to the obligations of the Company set forth in Section 5.2(a) and 5.2(b), the Company shall promptly advise Parent orally and in writing of any request for confidential information in connection with a Takeover Proposal or of any Takeover Proposal, the material terms and conditions of such request or the Takeover Proposal and the identity of the person making such request or Takeover Proposal and shall keep Parent promptly advised of all significant developments which could reasonably be expected to culminate in the Board of Directors of the Company withdrawing, modifying or amending its recommendation of this Agreement, the Merger and the transactions contemplated by this Agreement, or in exercising any of its other rights under Section 5.2(a) or (b).

(d)           Nothing contained in this Section 5.2 or Section 5.4 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as in accordance with Section 5.2(b), withdraw or modify, or propose publicly to withdraw or modify, its approval, determination of advisability or recommendation of this Agreement, the Merger and the other transactions contemplated hereby or approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, a Takeover Proposal.

(e)           For purposes of this Agreement:

(i)           “Takeover Proposal” means any inquiry, proposal or offer from any person (other than Parent and its subsidiaries, affiliates, and representatives) relating to any direct or indirect acquisition or purchase of 10% or more of the consolidated assets (including equity interests in subsidiaries) of the Company and its subsidiaries, taken as a whole, or 10% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Company, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

(ii)          “Superior Proposal” means a bona fide written offer from any person (other than Parent and its subsidiaries, affiliates and representatives) for a direct or indirect acquisition or purchase of 50% or more of the consolidated assets (including equity interests in subsidiaries) of the Company and its subsidiaries, taken as a whole, or 50% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities of the Company, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries (other than the transactions contemplated by this Agreement) (A) which, considering all relevant factors, is more favorable to the Company and its stockholders than the Merger, and (B) for which the third party has demonstrated that the financing for such offer is fully committed or is reasonably likely to be obtained, in each case as determined by the Board of Directors in its good faith judgment (after receiving the advice of independent financial advisors and outside counsel).

Section 5.3            Preparation of Form S-4 and Proxy Statement; Stockholders’ Meeting.

(a)           Promptly following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement, and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus.  Each of the Company and Parent shall use its reasonable best efforts as promptly as practicable (and after consultation with the other) to respond to any comments made by the SEC with respect to the Proxy Statement and the Form S-4 and to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing.  The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act.

(b)           The Company, acting through its Board of Directors, shall, in accordance with applicable law:

(i)           duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of considering and taking action upon this Agreement (the “Special Meeting”) as soon as practicable following the date hereof;

(ii)          include in the Proxy Statement (1) the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement, unless such recommendation has been withdrawn, or as such recommendation has been modified or amended, in each case in accordance with Section 5.2, and (2) the opinions of Evercore Partners and Goldman, Sachs & Co. (the “Financial Advisors”) described in Section 3.18.

Section 5.4            Publicity.  The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company.  Thereafter, so long as this Agreement is in effect, none of the Company, Parent or Merger Sub, nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other parties, except in connection with a Takeover Proposal or as may be required by law or by any listing agreement with a national securities exchange as determined in the good faith judgment of the party wanting to make such release.

Section 5.5            Notification of Certain Matters.  The Company shall give prompt notice to Parent if any of the following occur after the date of this Agreement: (i) receipt of any notice or other communication in writing from any person alleging that the consent or approval of such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) receipt of any notice or other communication from any Governmental Entity or the New York Stock Exchange (or any other securities market) in connection with the transactions contemplated by this Agreement; or (iii) the occurrence of an event which would or would be reasonably likely in the future to (A) have a Company Material Adverse Effect or prevent or delay the consummation of the Merger or (B) cause any condition to the Merger to be unsatisfied; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies of Parent and Merger Sub available hereunder.

Section 5.6            Access to Information.

(a)           Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of its subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Parent, during normal business hours during the period prior to the Effective Time, reasonable access to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause its subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request.

(b)           No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of any other party set forth herein.

(c)           The information provided pursuant to Section 5.6(a) shall be used solely for the purpose of the transactions contemplated hereby, and unless and until the Merger is consummated, such information shall be kept confidential by Parent and Merger Sub, except that the information provided pursuant to Section 5.6(a) or portions thereof may be disclosed to those of Parent’s and Merger Sub’s or their affiliates’ directors, officers, members, employees, agents and advisors (collectively, the “Representatives”) who (i) need to know such information for the purpose of the transactions contemplated hereby, (ii) shall be advised by Parent or Merger Sub, as the case may be, of this provision, (iii) agree to hold the information provided pursuant to Section 5.6(a) as confidential and (iv) agree with Parent and Merger Sub to be bound by the provisions hereof.  Parent and Merger Sub jointly agree to be responsible for any breach of this section by any of their Representatives.  If this Agreement is terminated, Parent shall, and shall cause Merger Sub and each of their Representatives to, return or destroy (and certify destruction of) all information provided pursuant to Section 5.6(a).

Section 5.7            Further Assurances.

(a)           Subject to the terms and conditions of this Agreement, each of Parent and the Company shall, and shall cause its subsidiaries to, use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VI hereof, to consummate the transactions contemplated by this Agreement, including the Merger, as promptly as practicable and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval.

(b)           Subject to the terms and conditions of this Agreement, each of Parent and the Company shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including using all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using all reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

(c)           Notwithstanding Section 5.7(a) or 5.7(b) or any other provision of this Agreement to the contrary, in no event shall Parent or its subsidiaries (including Merger Sub) or affiliates be required to agree to (i) any prohibition of or limitation on its or their ownership (or any limitation that would materially affect its or their operation) of any portion of their respective businesses or assets, (ii) divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets, (iii) any limitation on its or their ability to effect the Merger, or the ability of the Company (or Merger Sub) or its or their respective subsidiaries to acquire or hold or exercise full rights of ownership of any capital stock of any material subsidiary of the Company, or (iv) any other limitation on its or their ability to effectively control their respective businesses or any limitation that would materially affect its or their ability to control their respective operations.

Section 5.8            Indemnification.

(a)           From and after the Effective Time, Parent shall, and shall cause the Surviving Entity to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer or director of the Company or any of its subsidiaries (the “Indemnified Parties”) against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld or delayed) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its subsidiaries whether pertaining to any action or omission existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (“Indemnified Liabilities”), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby; provided, however, that, in the case of Merger Sub and the Surviving Entity, such indemnification shall only be to the fullest extent a corporation is permitted under the DGCL to indemnify its own directors and officers, and in the case of Parent, such indemnification shall not be limited by the DGCL but such indemnification shall not be applicable to any claims made against the Indemnified Parties (A) if a judgment or other final adjudication established that their acts or omissions were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so deliberated or (B) arising out of, based upon or attributable to the gaining in fact of any financial profit or other advantage to which they were not legally entitled.  Parent, Merger Sub, and the Surviving Entity, as the case may be, will pay all expenses of each Indemnified Party in advance of the final disposition of any such action or proceeding to the fullest extent a corporation is permitted by law to advance such expenses upon receipt of an undertaking of the kind described in Section 145(e) of the DGCL.  Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and reasonably satisfactory to Parent and Merger Sub, (ii) Parent shall, or shall cause the Surviving Entity to, pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) Parent shall, and shall cause the Surviving Entity to, use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of Parent, Merger Sub or the Surviving Entity shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld or delayed.  Any Indemnified Party wishing to claim indemnification under this Section 5.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent, Merger Sub or the Surviving Entity (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 5.8 except to the extent such failure materially prejudices such party), and shall deliver to Merger Sub and the Surviving Entity an undertaking of the kind described in Section 145(e) of the DGCL.  The Indemnified Parties as a group may retain only one law firm (in addition to local counsel in each applicable jurisdiction if reasonably required) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

(b)           Successors.  In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provisions shall be made so that the continuing or surviving entity or transferee, as appropriate, shall assume the obligations set forth in this Section 5.8.

(c)           Survival of Indemnification.  To the fullest extent not prohibited by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the directors, officers and fiduciaries of the Company and its subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective certificates of incorporation and bylaws or comparable documents in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time, provided that in the event any claim or claims are asserted or made within such six-year period, all such rights to indemnification in respect of such claim or claims shall continue until the final disposition thereof.

Section 5.9            Employee Benefit Plans.  For purposes of all employee benefit plans (as defined in Section 3(3) of ERISA) and other employment agreements, arrangements and policies of the Surviving Entity under which an employee’s benefits depends, in whole or in part, on length of service, credit will be given to current employees of the Company and its subsidiaries for service with the Company or any of its subsidiaries prior to the Effective Time, provided that such crediting of service does not result in duplication of benefits.  Parent shall, and shall cause the Surviving Entity to, honor in accordance with their terms all employee benefit plans (as defined in Section 3(3) of ERISA) and the other Company Benefit Plans; provided, however, that Parent or the Surviving Entity may amend, modify or terminate any individual Company Benefit Plan in accordance with its terms and applicable law (including obtaining the consent of the other parties to and beneficiaries of such Company Benefit Plan to the extent required thereunder). For a period of two years from the Closing Date, Parent or the Surviving Entity shall provide, or cause to be provided, compensation and benefits to the employees and former employees of the Company and its subsidiaries (the “Company Employees”) that are no less favorable, in the aggregate, than the compensation and benefits that are provided to the Company Employees immediately prior to the Effective Time; provided that the foregoing obligation shall not restrict Parent and the Surviving Entity from making changes that (i) are consistent with changes currently planned or contemplated by the Company, (ii) are in response to business conditions which may exist at the time of such changes or (iii) are collectively bargained for.  Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Surviving Entity and its subsidiaries shall not, after the Effective Time, provide any form of equity-based compensation, including, without limitation, options to purchase shares of capital stock in the Surviving Entity or any of its subsidiaries; provided that any equity-based compensation provided by the Company and its subsidiaries pursuant to the Company Benefit Plans immediately prior to the Effective Time shall be taken into account in determining whether the compensation and benefits provided by Parent and the Surviving Entity are less favorable than those provided by the Company for purposes of the immediately preceding sentence.

Section 5.10          Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

Section 5.11          Pre-Closing Restructuring.  Parent will make (or not make) or cause to be made (or not be made) such entity classification elections under the Code, convert any corporate entities into LLCs under state corporate law, or do such other restructuring, as may be necessary to enable the Merger to be treated as a merger into a corporation wholly owned by Parent for U.S. federal income tax purposes.

Section 5.12          [Intentionally omitted]

Section 5.13          Stock Exchange Listing.  Parent shall use its best efforts to cause the shares of Parent Stock to be issued in the Merger to be approved for listing on the NYSE, subject to notice of issuance, prior to the Closing Date.

Section 5.14          Parent Class B Stock Split and Stock Option Plan Approval.

(a)           Parent, acting through its Board of Directors, shall, in accordance with applicable law:

(i)           duly call, give notice of, convene and hold a special meeting of its stockholders, as soon as practicable following the date hereof, for the purpose of considering and voting upon the approval of (i) an amendment to Parent’s certificate of incorporation to increase the number of authorized shares of Parent Class B Stock and make other appropriate changes (the “Parent Class B Stock Authorization”) in order to permit and effectuate a 50-for-1 split of Parent Class B Stock (the “Parent Class B Stock Split”), and (ii) the adoption of a Parent equity plan (the “Parent Equity Plan”) that will authorize the issuance of Adjusted Options, Adjusted Restricted Shares and Adjusted RSUs as contemplated by Section 2.5 hereof (the “Parent Equity Plan Approval” and together with the Parent Class B Stock Authorization, the “Parent Approvals”); and

(ii)          include in the related proxy statement the recommendation of the Board that stockholders of Parent vote in favor of the Parent Approvals.

(b)           If the Parent Approvals are not obtained pursuant to Section 5.14(a)(i), Parent and the Company shall reasonably agree on and implement a mechanism or mechanisms (i) to ensure that (A) the Company Stock Options, Company RSUs and Company Restricted Shares are treated in a manner that is reasonably comparable from the point of view of the holders to the treatment that would have resulted had the Parent Approvals been obtained and (B) the condition set forth in Section 6.2(e), if not waived, is satisfied and (ii) that do not violate any legal or contractual obligations of the Company relating to such Company Stock Options, Company RSUs or Company Restricted Shares.

ARTICLE VI.

CONDITIONS TO THE MERGER

Section 6.1            Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a)           Stockholder Approval.  The Company Stockholder Approvals shall have been obtained.

(b)           NYSE Listing.  The shares of Parent Class A Stock and Parent Class B Stock issuable to the Company’s stockholders pursuant to this Agreement shall have been approved for listing on the NYSE, subject to notice of issuance.

(c)           Statutes and Injunctions.  No statute, rule, regulation, judgment, order or injunction shall have been promulgated, entered, enforced, enacted or issued or be applicable to the Merger by any Governmental Entity which prohibits, restrains, or makes illegal the consummation of the Merger.

(d)           Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(e)           Governmental Consents.  (i) The waiting period under the HSR Act applicable to the Merger shall have expired or been terminated, any approval from Governmental Entities regarding Federal Communications Commission licenses required for the continuing utilization of such licenses following the Merger by the Surviving Entity and its subsidiaries shall have been obtained (an “FCC Approval”), and all other material governmental consents, orders, approvals and waiting periods required for the consummation of the Merger and the other transactions contemplated hereby, shall have been obtained and shall be in effect, or, with respect to waiting periods, shall have expired or been terminated, and (ii) all material filings with any Governmental Entity required for the consummation of the Merger and the other transactions contemplated hereby shall have been made.

Section 6.2            Conditions to Obligations of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by Parent):

(a)           The representations and warranties of the Company set forth in this Agreement that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by its chief executive officer and chief financial officer.

(b)           The Company shall have performed or complied with, as applicable, all material obligations, agreements and covenants required by this Agreement to be performed or complied with by it (including the Company not having entered into any definitive agreement or any agreement in principle with any person with respect to a Takeover Proposal or similar business combination with the Company in violation of Section 5.2), and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by its chief executive officer and chief financial officer.

(c)           No statute, rule, regulation, judgment, order or injunction shall have been promulgated, entered, enforced, enacted, issued or applicable to the Merger by any Governmental Entity which (1) prohibits, or imposes any limitations on, Parent’s or its subsidiaries’ (or Merger Sub’s) or affiliates’ ownership (or which imposes any limitations that would materially affect its or their operation) of any portion of their respective businesses or assets, (2) imposes any requirement to divest, hold separate or otherwise dispose of any portion of their respective businesses or assets, (3) prohibits or imposes any limitation on its or their ability to effect the Merger, or the ability of the Company (or Merger Sub) or its or their respective subsidiaries to acquire or hold or exercise full rights of ownership of any capital stock of any material subsidiary of the Company or (4) imposes limitations on its or their ability to effectively control their respective businesses or any limitation which would materially affect its or their ability to control their respective operations, and no action or proceeding by any Governmental Entity shall be pending which seeks any of the results described in clauses (1) through (4).

(d)           Parent shall have received the opinion of Munger, Tolles & Olson LLP, counsel to Parent, or the opinion of other tax counsel of a prominent law firm designated by Parent and reasonably acceptable to the Company, dated the Closing Date, based on appropriate representations of the Company, its affiliates, and Parent, and such other facts, representations, assumptions, and agreements as counsel may reasonably deem relevant, to the effect that for United States Federal income tax purposes the Merger will qualify as a reorganization within the meaning of Section 368 of the Code and that each of Parent, the direct owner of Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code.

(e)           The holders of Company Stock Options and Company RSUs shall, at the Effective Time, no longer have the right to acquire any shares of Company Common Stock or any other equity securities of the Company or any of its subsidiaries.

Section 6.3            Conditions to Obligations of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by the Company):

(a)           The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), and the Company shall have received a certificate to such effect signed on behalf of Parent by an officer of Parent.

(b)           Parent and Merger Sub shall have performed or complied with, as applicable, all material obligations, agreements and covenants required by this Agreement to be performed or complied with by each of them, and the Company shall have received a certificate to such effect signed on behalf of Parent by an officer of Parent.

(c)           The Company shall have received the opinion of Cravath, Swaine and Moore LLP, counsel to the Company, or the opinion of other tax counsel of a prominent law firm designated by Parent and reasonably acceptable to the Company, dated the Closing Date, based on appropriate representations of the Company, its affiliates, and Parent and such other facts, representations, assumptions, and agreements as counsel may reasonably deem relevant, to the effect that for United States Federal income tax purposes the Merger will qualify as a reorganization within the meaning of Section 368 of the Code and that each of Parent, the direct owner of Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code.

Section 6.4            Frustration of Closing Conditions.  None of Parent, Merger Sub or the Company may rely on the failure of any condition to its obligation to consummate the Merger set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure (subject, in the case of Parent and Merger Sub, to Section 5.7(c)) to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement or otherwise comply with Section 5.7.

ARTICLE VII

TERMINATION

Section 7.1            Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

(a)           By the mutual consent of the Parent and the Company.

(b)           By either of the Company or Parent:

(i)           if any Governmental Entity shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable (any such order, decree, ruling or other action, a “Final Order”); provided that the party seeking to terminate this Agreement shall have used all reasonable best efforts (subject, in the case of Parent and Merger Sub, to Section 5.7(c)) to challenge such order, decree, ruling or other action; or

(ii)          if the Effective Time shall not have occurred on or before June 30, 2010 (the “Outside Date”), provided, that, a party may not terminate the Agreement pursuant to this Section 7.1(b)(ii) if its failure to perform any of its obligations under this Agreement results in the failure of the Effective Time to occur by such time, provided, however, that the Outside Date shall be extended day-by-day for each day during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger, provided further, however, that the Outside Date shall not be extended past July 31, 2010.

(c)           By the Company:

(i)           if the Company Stockholder Approvals shall not have been obtained by reason of the failure to obtain the required votes upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

(ii)          if concurrently it enters into a definitive agreement providing for a Superior Proposal entered into in accordance with Section 5.2, provided that prior thereto or simultaneously therewith the Company has paid the Termination Fee to Parent in accordance with Section 7.3; or

(iii)         if the representations and warranties of Parent or Merger Sub set forth in this Agreement that are qualified by materiality shall not be true and correct in any respect, or if the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall not be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made on such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), or either Parent or Merger Sub shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by this Agreement to be performed or complied with by it, which inaccuracy or breach is incapable of being cured or has not been cured within thirty (30) business days after the Company gives written notice of such inaccuracy or breach to Parent.

(d)           By Parent:

(i)           if the Company Stockholder Approvals shall not have been obtained by reason of the failure to obtain the required votes upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

(ii)          if the Board of Directors of the Company or any committee thereof shall have withdrawn or modified, or proposed publicly to withdraw or modify, in a manner adverse to Parent the approval, determination of advisability or recommendation of this Agreement, the Merger and the other transactions contemplated hereby, or approved, determined to be advisable or recommended, or proposed publicly to approve, determine to be advisable or recommend, any Takeover Proposal, or the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions; or

(iii)         if the representations and warranties of the Company set forth in this Agreement that are qualified by materiality shall not be true and correct in any respect, or if the representations and warranties of the Company set forth in this Agreement that are not so qualified shall not be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made on such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by this Agreement to be performed or complied with by it, which inaccuracy or breach is incapable of being cured or has not been cured within thirty (30) business days after Parent gives written notice of such inaccuracy or breach to the Company.

Section 7.2            Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement (other than Sections 5.6(b), 5.6(c), 7.2, 7.3, 8.4, 8.6, 8.7, 8.8, 8.9 and 8.11 hereof) shall forthwith become null and void, and there shall be no liability on the part of the Parent or the Company, except as provided in Section 7.3; provided, however, that nothing in this Section 7.2 shall relieve any party from liability for any breach (occurring prior to any such termination) of any of the covenants or agreements set forth in this Agreement.

Section 7.3            Termination Fee; Expenses.  Except as provided in this Section 7.3 and except for (i) the filing fee under the HSR Act and any fees for similar filings or notices under foreign laws or regulations, (ii) the expenses in connection with printing and mailing the proxy statement required in connection with the actions specified in Section 5.14(a), the Proxy Statement and the Form S-4, (iii) the fees and expenses in connection with obtaining each FCC Approval and (iv) all SEC filing fees relating to the transactions contemplated herein (which fees and expenses shall be borne, in each case, equally by Parent and the Company), all fees and expenses incurred by the parties hereto shall be borne solely by the party that has incurred such fees and expenses.  In the event that (i) a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and thereafter this Agreement is terminated either (a) pursuant to Section 7.1(b)(ii), 7.1(c)(i), or 7.1(d)(i), or (b) pursuant to Section 7.1(b)(i), but only if, in the case of this clause (b), the applicable Final Order is based on the existence of such Takeover Proposal (whether or not modified after it was first made), and such Takeover Proposal (whether or not modified after it was first made) is consummated within one (1) year of such termination or (ii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii), or is terminated by the Company pursuant to Section 7.1(c)(ii), then the Company shall pay to Parent on the date of such termination, or in the case of subclause (i) upon such consummation, a termination fee equal to $264,000,000 (the “Termination Fee”), payable by wire transfer of same day funds.  In the event that the Termination Fee is payable to Parent, the Company shall, together with the payment of the Termination Fee, reimburse Parent for any SEC filing fees previously paid by Parent or Merger Sub in connection with the transactions contemplated herein.  The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement.  The fee arrangement contemplated hereby shall be paid pursuant to this Section 7.3 regardless of any alleged breach by Parent of its obligations hereunder, provided, that no payment made by the Company pursuant to this Section 7.3 shall operate or be construed as a waiver by the Company of any breach of this Agreement by Parent or Merger Sub or of any rights of the Company in respect thereof. The Termination Fee, if paid, shall be credited against any damages recovered by Parent or Merger Sub from the Company arising from a breach of this Agreement by the Company.  Solely for purposes of this Section 7.3, the term “Takeover Proposal” shall have the meaning assigned to such term in Section 5.2(e) except that references to “10%” in the definition of “Takeover Proposal” in Section 5.2(e) shall be deemed to be references to “50%”.

ARTICLE VIII

MISCELLANEOUS

Section 8.1            Amendment and Modification.  Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that no amendment, modification or supplement of this Agreement shall be made following the adoption of this Agreement by the stockholders unless, to the extent required, approved by the stockholders.

Section 8.2            Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.1, waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.3            Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

Section 8.4            Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to Parent or Merger Sub, to:

Berkshire Hathaway Inc.
3555 Farnam Street
Omaha, NE 68131
Attention:  Warren E. Buffett
Telephone No.:  (402) 346-1400
Telecopier No.:  (402) 346-3375

with a copy to:

Munger, Tolles & Olson LLP
355 South Grand Avenue, Suite 3500
Los Angeles, CA 90071-1560
Attention:  Robert Denham, Esq.
Telephone No.:  (213) 683-9100
Telecopier No.:  (213) 687-3702

(b)           if to the Company, to:

Burlington Northern Santa Fe Corporation
2500 Lou Menk Drive
Fort Worth, TX 76131
Attention:  Roger Nober, Esq.
Telephone No.: (817) 352-1460
Telecopier No.: (817) 352-7111

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:  Scott A. Barshay, Esq.
Telephone No.:  (212) 474-1009
Telecopier No.:  (212) 474-3700

Section 8.5            Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 8.6            Entire Agreement; Third Party Beneficiaries.  This Agreement (including the Exhibits hereto and the documents and the instruments referred to herein): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.8, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.  Section 5.8 is intended for the benefit of, and shall be enforceable by, the Indemnified Parties.

Section 8.7            Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto.

Section 8.8            Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 8.9            Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any entity that is wholly owned, directly or indirectly, by Parent.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 8.10          Headings; Interpretation.  The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.  “Include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import.  “Knowledge” and “known” means the actual knowledge after reasonable inquiry of the executive officers of the Company or Parent, as the case may be.

Section 8.11          Enforcement; Exclusive Jurisdiction.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.  Any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, including the Merger, shall be brought in any court of the State of Delaware, and each party irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court, and agrees not to bring any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, including the Merger, in any other court.

Section 8.12          WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

Berkshire Hathaway Inc.

By:	/s/ Warren E. Buffet
Name: Warren E. Buffet
Title: Chairman and CEO

R Acquisition Company, LLC

By:	National Indemnity Company
Its:	Sole Member

	By:	/s/ Marc D. Hamburg
Name: Marc D. Hamburg
Title: Chairman of the Board – National Indemnity Company

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

Burlington Northern Santa Fe Corporation

By:	/s/ Matthew K. Rose
Name: Matthew K. Rose
Title: Chairman, President and Chief Executive Officer

46